Exhibit 10.1
FLOWSERVE CORPORATION
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into this 28th day of July, 2005, between Flowserve Corporation (“Company”) and Lewis Kling (“Executive”).
BACKGROUND
     The Executive is currently employed by the Company as its Chief Operating Officer. The Company wishes to employ the Executive as President and Chief Executive Officer on the terms and conditions specified herein, and the Executive wishes to be employed by the Company on the terms and conditions specified herein.
AGREEMENT
     In consideration of the premises, and for other valuable consideration, it is agreed as follows:
     1. General Agreement. The Company agrees to employ the Executive, and the Executive agrees to accept employment with the Company, as provided in this Agreement for the period beginning on the Effective Date and ending on July 31, 2008, provided that, subject to Section 6, the term of this Agreement shall automatically be extended for consecutive additional one-year terms unless, not later than 90 days prior to each date the Employment Term would otherwise expire, the Company or the Executive shall have given notice not to extend the Employment Term.
     2. Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the meanings specified below:
     (a) “Accrued Compensation” means the sum of (i) the Executive’s annual base salary through the date his employment terminates to the extent not previously paid, (ii) any payments that have become vested or that are otherwise due in accordance with the terms of any employee benefit, incentive, or compensation plan or arrangement maintained by the Company that the Executive participated in at the time of his termination of employment, and (iii) any expenses incurred by Executive that have not yet been reimbursed in accordance with Section 4(i) at the time of his termination of employment.
     (b) “Board” means the Company’s Board of Directors.
     (c) “Cause” means (i) the Executive’s continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the Executive by the Board; (ii) the Executive’s willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the Executive’s conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) the Executive’s willful and material breach of the confidentiality portion of this Agreement. “Cause” shall be determined as provided in Section 6(e).

     (d) “Common Stock” means the common stock of the Company, par value $1.25 per share.
     (e) “Compensation Committee” means the Compensation Committee of the Board.
     (f) “Disability” and “Disabled” refer to the Executive’s failure to perform his duties with the Company on a full-time basis for 180 consecutive days, if an independent physician selected by the Company or its insurers and acceptable to the Executive (or, in the case of Executive’s incapacity, his legal representative) finds that such failure has resulted from the Executive’s inability to perform such duties because of his physical or mental incapacity.
     (g) “Effective Date” means August 1, 2005.
     (h) “Employment Term” means the period beginning on the Effective Date and ending upon the expiration of the employment period as provided in Section 1.
     (i) “Good Reason” means (i) the Executive’s Removal from Office without Cause, (ii) the Company’s (A) assignment of duties to the Executive that are materially inconsistent with his Office or (B) actions resulting in a material diminution of the Executive’s position or duties, (iii) the Company’s material failure to comply with any provision of this Agreement, and (iv) the Company’s termination of the Executive’s employment, other than as permitted by this Agreement. “Good Reason” shall be determined as provided in Section 6(c).
     (j) “Office” means the office of President and Chief Executive Officer.
     (k) “Removal from Office” means the Company’s involuntary removal of the Executive from his Office.
     (l) “Stock Plan” means the Company’s 2004 Stock Compensation Plan.
     (m) “Target Bonus” means, for the fiscal year in which the Executive’s employment terminates, the annual bonus that would have been payable to Executive had his employment not terminated and had all applicable performance targets been satisfied at the target level.
     (n) “Willful” means that the Executive has acted, or failed to act, in bad faith or without reasonable belief that his act or omission was in the Company’s best interest. For purposes of the preceding sentence, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and pursuant to his belief that it is in the best interests of the Company.
     (o) “Welfare Benefit Plan” has the meaning given to such term by 29 U.S.C. Section 1002(1).

     3. Executive’s Position and Duties. The Executive shall serve as the Company’s
President and Chief Executive Officer with general responsibility for and control of the Company’s business and affairs, all in accordance with the provisions of this Agreement. The Executive shall have such authority, duties, and responsibilities as are commensurate with his position and as may be assigned to him from time to time by the Board, and Executive shall report directly and exclusively to the Board. The Executive shall serve the Company diligently and faithfully, devoting substantially all of his time and attention during normal business hours to the business and affairs of the Company and to the faithful performance of his duties. The Executive shall not perform any other services for remuneration, unless the performance of such services is approved by the Corporate Governance and Nominating Committee of the Board as being in the best interests of the Company. The Executive shall not engage in any activity that substantially interferes with the performance of his responsibilities to the Company. The Executive may serve with nonprofit, civic and educational organizations to the extent that such service does not interfere with the performance of his responsibilities to the Company.
     4. Executive’s Compensation. During the term of this Agreement, the Executive shall be entitled to the following compensation:
     (a) Base Salary. The Executive’s initial base salary shall be $850,000 per year and shall be paid in accordance with the Company’s normal payroll practices. The Executive’s base salary may be increased but not decreased throughout the Employment Term and, at least once annually, shall be reviewed by the Compensation Committee with a recommendation on amount made to the full Board.
     (b) Bonus. For each fiscal year after 2005, the Executive shall have an annual bonus opportunity in accordance with the Company’s annual bonus plan based on the attainment of individual and Company performance targets established in the discretion of the Compensation Committee, with a target bonus equal to 100% of the Executive’s base salary for such year and a bonus range from 0% of base salary for such year (where performance threshholds are not attained) to 200% of base salary for such year (where maximum performance goals are attained). For 2005, the Executive’s bonus opportunity shall be 7/12th of the bonus opportunity previously established for the Executive for 2005 in accordance with the Company’s annual bonus plan, and the remainder of the Executive’s bonus opportunity for 2005 shall be determined in accordance with the foregoing provisions of this Section 4(b) based on individual performance goals established by the Compensation Committee but based on the same Company performance goals previously established for Executive for 2005 and based on 5/12th of Executive’s base salary for the period beginning on the Effective Date.
     (c) Stock Options. On and effective as of the date first set forth above, the Company shall grant the Executive an option to purchase 69,748 shares of Common Stock vesting ratably (subject to continuous employment with the Company) on each of the first three anniversaries of the date of grant with an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant (as determined in accordance with the Stock Plan and otherwise in accordance with the terms and conditions of the Stock Plan).
     (d) Restricted Stock. On and effective as of the date first set forth above, the Company shall grant the Executive 40,800 shares of restricted Common Stock in accordance with the terms and conditions of the Stock Plan. Restrictions on the shares shall lapse on the third anniversary of the date of grant (subject to continuous employment with the Company). The grant shall otherwise be made in accordance with the terms and conditions of the Stock Plan.
     (e) Long-Term Incentive Compensation. The Executive shall participate in any Company long-term incentive compensation plan on a basis determined by the Compensation Committee from time to time but on terms no less favorable than those applicable to other senior executives of the Company. The Company acknowledges that it is presently expected that the annual value of grants to the Executive under the Company’s long-term incentive plan will equal approximately three (3) times the Executive’s annual base salary (allocated substantially equally among grants of stock options, restricted stock and dollar denominated performance awards), but in any event such annual value shall not be less than $2,550,000 (as reasonably determined by the Company to the extent not denominated in cash).
     (f) Transition Security Plan. The Executive’s participation in the Company’s Transition Security Plan shall be terminated as of the date hereof and no payment shall be due to him thereunder. In lieu thereof, effective as of the Effective Date, the Company shall make a special one-time lump-sum payment to the Executive of $520,000.
     (g) Certain Other Benefits. The Executive shall participate in the Company’s other incentive compensation, savings, retirement, fringe benefit and perquisite programs and Welfare Benefit Plans on a basis no less favorable than that applicable to other senior executives of the Company. Following three (3) years of continuous active employment with the Company (taking service prior to the Effective Date into account), the Executive (or his current spouse, as the case may be) shall be entitled, upon a termination of the Executive’s employment for any reason other than Cause, to purchase health benefit coverage for the Executive and his current spouse substantially similar to that available under the Company’s health benefit programs in effect from time to time at the cost to the Company of providing such coverage to its actively employed senior executives from time to time through, respectively, the period of the Executive’s and his current spouse’s eligibility for coverage under Medicare. If the Executive remains employed by the Company through July 31, 2008, 20% of any nonqualified pension benefit that is not yet then vested shall become vested.
     (h) Vacation. The Executive shall be entitled to at least four weeks of paid vacation per year in accordance with the Company’s vacation policies as in effect from time to time.
     (i) Reimbursement of Expenses. The Executive shall be entitled to reimbursement of reasonable and customary business expenses in accordance with the Company’s policies. The Company shall reimburse the Executive for his costs previously incurred in packing for relocation to and relocating to Dallas, Texas, in an amount not exceeding $10,000.
     5. Location of Services. The Executive’s principal office shall be located at the Company’s headquarters, and he shall perform services under this Agreement at that location and at such other locations as may be necessary or appropriate to fulfill his obligations hereunder.

     6. Termination of Employment.
     (a) Death. The Executive’s employment shall terminate automatically upon his death during the Employment Term.
     (b) Disability. If the Executive becomes Disabled during the Employment Term, the Company may notify the Executive of its intention to terminate his employment pursuant to this Section 6(b). In such event, the Executive’s employment shall terminate on the 30th day after the Executive receives such notice, unless he returns to substantially full-time performance of his duties within such 30-day period.
     (c) Executive’s Termination For Good Reason. To terminate his employment for Good Reason, the Executive must notify the Board of his intent to terminate employment for Good Reason and describe all circumstances that he believes in good faith to constitute Good Reason. If the Company corrects all situations constituting Good Reason and identified by the Executive within 30 days after receiving his notice, the Executive shall not be entitled to terminate for Good Reason. If the Company agrees to the Executive’s termination for Good Reason or fails to correct the conditions identified by the Executive within 30 days after receipt of the Executive’s notice, the Executive’s employment shall terminate on the 30th day after the Company received his notice or such earlier date agreed to by the Company.
     (d) Executive’s Termination Without Good Reason. If the Executive terminates his employment without Good Reason, he shall provide the Company at least 60 days’ notice (which 60-day requirement may be waived by the Company) of his intent to terminate, state that the termination is without Good Reason, and identify his termination date. The Executive’s termination date shall be the date specified in the notice provided pursuant to the preceding sentence or such earlier date as the Company designates after receiving the notice.
     (e) Company’s Termination For Cause. Before the Board terminates the Executive’s employment for Cause, it shall provide the Executive an opportunity, after reasonable notice, to appear before the Board. To terminate the Executive for Cause, the Board must adopt a resolution terminating the Executive by affirmative vote of at least 75% of its members, after having given the Executive the opportunity to present his case to the Board. The Board’s resolution must state that the Board finds in good faith that (i) the Executive has engaged in conduct constituting Cause, specifying the details of such conduct, and (ii) the Executive failed to cure such conduct within 30 days after receiving written notice from the Company detailing such conduct. The effective date of the Executive’s termination for Cause shall be the date on which the Executive receives a copy of the resolution adopted by the Board or such later date specified in the resolution.
     (f) Company’s Termination Without Cause. Any termination of the Executive’s employment by the Company not in compliance with Section 6(b) or 6(e) shall constitute termination without Cause. If the Company terminates the Executive’s employment without Cause, it shall notify the Executive of its decision and state that the termination is without Cause. The effective date of the Executive’s termination shall be the date on which he receives the Company’s notice or such later date as specified in the notice.

     7. Company’s Obligations on Termination of Employment.
     (a) Death or Disability. If the Executive’s employment is terminated by reason of his death or Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, except that, subject to Sections 4(g) and 11, (i) payment of Accrued Compensation shall be paid to the Executive (or his estate or beneficiary, as applicable) in cash within 30 days after, as the case may be, the Executive’s death or Disability (or, if later, in accordance with any applicable plan, program, or policy of the Company), (ii) all stock-based awards that have not yet vested or otherwise become unrestricted shall immediately become vested or otherwise unrestricted in full, (iii) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs shall be paid to the Executive (or his estate or beneficiary, as applicable) in a lump sum in cash within 30 days after the Executive’s death or Disability, and (iv) the Executive shall become fully vested in any nonqualified pension benefit that is not yet then vested.
     (b) Termination For Cause, Without Good Reason or After Employment Term.. If the Executive’s employment is terminated for Cause during the Employment Term, or the Executive terminates his employment without Good Reason during the Employment Term, or the Executive’s employment terminates upon or following the expiration of the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than for the Executive’s rights under Section 11 or for payment of Accrued Compensation within 30 days after his employment terminates (or, if later, in accordance with any applicable plan, program, or policy of the Company).
     (c) Company’s Termination For Reason Other Than Cause, Death, Or Disability Or Executive’s Termination For Good Reason. If the Company terminates the Executive’s employment during the Employment Term for a reason other than Cause or Disability, or if during Employment Term the Executive terminates his employment for Good Reason, the Company shall pay all Accrued Compensation to the Executive within 30 days after his employment terminates (or, if later, in accordance with any applicable plan, program, or policy of the Company), and, provided the Executive has executed and not revoked a release of claims against the Company substantially in the form attached hereto as Exhibit A and provided further that the Executive has materially complied with all obligations imposed under Sections 9, 10 and 19, (i) the Company shall pay to the Executive within 30 days after his employment terminates a lump-sum cash amount equal to the sum of (A) (I) the sum of his annual base salary at the time of termination and (II) the annual bonus earned by him for the bonus year preceding the year in which his employment terminates and (B) a pro-rata portion of the Target Bonus based on the number of days of service during the bonus year occurring prior to termination of employment, (ii) all stock-based awards held by the Executive that have not yet vested or otherwise become unrestricted shall immediately become vested or otherwise unrestricted in full, (iii) the target payment under all dollar-denominated, performance-based long-term incentive compensation programs shall be paid to the Executive in a lump sum in cash within 30 days, and (iv) the Executive shall become fully vested in any nonqualified pension benefit that is not yet then vested. For the avoidance of doubt, no such severance payments shall be payable if the Executive’s employment terminates at or after the end of the Employment Term or merely by reason of the Company or the Executive exercising its or his right not to extend the Employment Term pursuant to Section 1.
     (d) Non-Exclusivity Of Rights. This Agreement shall not prevent the Executive from participation in any plan, program, policy, or practice of the Company according to its terms or affect the Executive’s rights under any agreement with the Company. Benefits that are vested or that the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any agreement with, the Company at or after the termination of his employment shall be payable in accordance with such plan, policy, practice, program, or agreement, except as expressly modified by this Agreement. Notwithstanding the foregoing provisions of this Section 7(d), if the Executive’s employment terminates during the Employment Term but following a change of control (as defined in the Company’s Executive Officers Change In Control Severance Plan (if in effect and as it may be amended from time to time)) during the Employment Term, the Executive shall receive compensation upon such termination pursuant to the Company’s Executive Officers Change In Control Severance Plan (if in effect and as it may be amended from time to time) and not pursuant to this Agreement.
     (e) No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Employment Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement, and no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer.
     8. Certain Existing Arrangements. Effective as of the Effective Date, the letter agreement between the Company and the Executive dated June 25, 2004, shall cease to be of any further force or effect. Executive shall remain eligible for participation in the Company’s Executive Officers Change In Control Severance Plan (if in effect and as it may be amended from time to time) on a basis no less favorable than that applicable to other senior executives of the Company.
     9. Non-Competition Agreement. As part of this Agreement, the Executive shall enter into the Non-Competition Agreement attached hereto as Exhibit B. Notwithstanding any provision to the contrary hereunder, the Company’s obligations to the Executive hereunder shall be limited as provided in the Non-Competition Agreement, which Agreement shall not terminate until the date provided therein, regardless of the date on which this Agreement terminates.
     10. Confidentiality. The Executive acknowledges that the Confidential Information (as defined below) obtained by him during the course of his employment with the Company, concerning the business or affairs of the Company and its affiliates (the “Business Entities”) are the property of the Company. Therefore, the Executive will hold in strictest confidence, and not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than a Business Entity, any trade secrets, non-public information, knowledge or data, or other proprietary or confidential information, including without limitation, any such information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, inventions, manufacturing or other processes, technology, designs, financing methods, plans or the business and affairs of any Business Entity (collectively, “Confidential Information”); provided that Confidential Information shall not include information which has become publicly known other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all property of the Company including any documents, memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Business Entities. In the event of a breach or threatened breach of this Section 10, the Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.
     11. Indemnification. The Executive shall remain a party to his existing Indemnification Agreement with the Company dated July 5, 2004, as it may be amended from time to time, and the Company further agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, or employee of the Company or any other Business Entity, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of New York, against all cost, expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive on a basis no less favorable than that applicable to other senior executives of the Company. The Company’s obligations under this Section 11 shall survive the termination of this Agreement.
     12. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (c) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:
     If to the Executive:

At the most recent address on file in the Company’s records

with a copy to:

Stuart Blaugrund
Gardere Wynne Sewell, LLP
3000 Thanksgiving Tower
Dallas, Texas 75201-4761
Fax: (214) 999-3787

     If to the Company or Board:

Flowserve Corporation
5215 N. O’Connor Blvd.
Suite 2300
Irving, TX 75039
Attention: Vice President, Secretary and General Counsel
Fax: (972) 443-6843
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
     13. Severability. Each provision of this Agreement shall be considered severable. If a court finds any provision to be invalid or unenforceable, the validity, enforceability, operation, and effect of the remaining provisions shall not be affected, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted or limited in accordance with the court’s ruling.
     14. Assignability. This Agreement may not be assigned by the Executive, because it is personal in nature. The Company may assign, delegate, or transfer this Agreement and all of its rights and obligations hereunder to any successor in interest, any purchaser of substantially all of the Company’s assets, or any entity to which the Company transfers all or substantially all of its assets before or after the term of this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     15. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas, without reference to conflicts of law principles thereof.
     16. Certain Interpretive Rules. Neither the Company nor the Executive shall be deemed to be the drafter of this Agreement, and, if this Agreement or any provision thereof is construed in any court or other proceeding, said court or other adjudicator shall not construe this Agreement or any provision thereof against either party as the drafter thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
     17. No Oral Modifications. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the Executive and an officer of the Company duly authorized by the Board or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.
     19. Nondisparagement. The Executive agrees that he will not make or publish, or cause to be made or published, any statement which is, or may reasonably be considered to be, disparaging of the Company or its affiliates, or directors, officers or employees of the businesses of the Company or its affiliates. Nothing contained in this Section 19 shall preclude the Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law.
     20. Section 409A of the Internal Revenue Code. It is the intention of the Company and the Executive that this Agreement not result in unfavorable tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company and the Executive acknowledge that Section 409A of the Code was enacted pursuant to the American Jobs Creation Act of 2004, generally effective with respect to amounts deferred after January 1, 2005, and only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code Section 409A to certain arrangements, such as this Agreement. The Internal Revenue Service has indicated that it will provide further guidance regarding interpretation and application of Section 409A of the Code during 2005. The Company and the Executive acknowledge further that the full effect of Section 409A of the Code on potential payments pursuant to this Agreement cannot be determined at the time that the Company and Executive are entering into this Agreement. The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.
     21. Entire Agreement. This Agreement constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them (exclusive of the Indemnification Agreement between the Company and the Executive dated July 5, 2004, as it may be amended from time to time, and the terms of the Company’s Executive Officers Change In Control Severance Plan, as it may be amended from time to time).
     22. Dispute Resolution. Any dispute or controversy arising between the Company and the Executive including, but not limited to, any claim of discrimination under state or federal law, shall be resolved by arbitration proceedings conducted in Dallas, Texas in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in effect by a panel of three arbitrators, one chosen by each of Executive and the Company, with the third arbitrator to be chosen by the other two arbitrators or if the two arbitrators cannot agree upon a third arbitrator, then by the President of the American Arbitration Association; provided that the Company shall be entitled to seek preliminary injunctive relief in a court of appropriate jurisdiction, including, but not limited to, a preliminary injunction to enforce the obligations imposed on the Executive under Sections 9, 10, and 19. Judgment may be entered on the arbitrator’s award in any court having jurisdiction and attorney fees will be awarded to the prevailing party. Any dispute or controversy arising out of Executive’s employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, that is not subject to arbitration in accordance with the foregoing provisions of this Section 22 shall be brought exclusively in federal or state court with venue in Dallas, Texas and the Executive hereby irrevocably submits to the jurisdiction of such courts. Any reasonable fees or expenses incurred by the Executive in connection with any proceeding described in this Section 22 shall be promptly reimbursed by the Company upon receipt of supporting documentation reasonably satisfactory to the Company if the Executive finally prevails in such proceeding.
     23. Certain Fees. The Company shall promptly reimburse the Executive for reasonable and customary attorney’s fees incurred by the Executive in the negotiation and documentation of this Agreement upon receipt of supporting documentation reasonably satisfactory to the Company.
     24. Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.
[The Remainder of this Page is Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FLOWSERVE CORPORATION

/s/ Charles M. Rampacek
By: Charles M. Rampacek
Title:Chairman of Corporate Governance &
Nominating Committee

EXECUTIVE

/s/ Lewis M. Kling

EXHIBIT A
RELEASE OF CLAIMS
GENERAL RELEASE
     In consideration of the severance package described in Section 7 of the Employment Agreement, dated July 28, 2005 (the “Employment Agreement”), between you and Flowserve Corporation (the “Company”), you voluntarily, knowingly and willingly release and forever discharge the Company, its parents, subsidiaries and their affiliates, together with their respective present or former officers, directors, partners, shareholders, employees, agents, and each of their predecessors, successors and assigns, and family members of the aforementioned (collectively, the “Releasees”) from any and all rights, claims, causes of action, charges, demands, damages and any and all employee pension or welfare benefit plans of the Company, including current and former trustees and administrators of these plans, and liabilities of every kind whatsoever, known or unknown, suspected or unsuspected, which against them you or your executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this general release (the “Release”) or relating to your Employment Agreement, specifically excluding (i) your right to receive the severance package described in Section 7 of the Employment Agreement subject to your execution of this Release and all obligations of the Company under Section 11 of the Employment Agreement, and (ii) any vested right you have under any employee benefit plan or program in which you participated in as an employee of the Company.
     This Release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination of your employment, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, New York State and City Human Rights laws, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Releasees and you; provided, however, that this Release does not release any vested pension plan benefits you may have as of your last day of employment with the Company. By signing this Release, you represent that you will not seek or be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby. You further agree that you will indemnify the Company for any and all costs and expenses, including, without limitation, any and all attorneys’ fees that it incurs in defending any action you bring based upon claims which you have released under this instrument.
     The Company advises you to consult with an attorney of your choice prior to signing this Release. You understand and agree that you have the right and have been given the opportunity to review this Release with an attorney of your choice should you so desire. You also understand and agree that the Company is under no obligation to offer you the payments set forth in the

Employment Agreement, that you are under no obligation to consent to the Release and that you have entered into the Release freely and voluntarily.
     You have at least twenty-one (21) days to consider the terms of this Release, although you may sign it sooner if you wish. Furthermore, once you have signed this Release, you have seven (7) additional days from the date you sign it to revoke your consent by delivering (by hand or overnight courier) written notice of revocation to the Company. The Release will not become effective until the eighth (8th) day after you have signed it and returned it to the Company (Attention: [COMPANY REP]), assuming that you have not revoked your consent to it during such time. Please read this release carefully; it includes a release of all known and unknown claims.
Understood and Agreed:

Subscribed and sworn to before me
Lewis Kling	this day of 200_

Date	Notary Public

EXHIBIT B
NONCOMPETITION AGREEMENT
     This Noncompetition Agreement (“Agreement”) is entered into by and between Flowserve Corporation (“Company”) and Lewis Kling (“Executive”), effective as of July 28, 2005.
BACKGROUND
     The Company presently employs the Executive as its Chief Operating Officer and pursuant to an employment agreement dated July 28, 2005 (“Employment Agreement”), will employ the Executive as its President and Chief Executive Officer, effective August 1, 2005.
     Because of the Executive’s unique position with the Company, his knowledge of the Company’s business and goodwill he has developed with the Company’s clients, he could cause the Company considerable harm by providing his expertise to a competitor of the Company.
     To protect the legitimate interests of the Company, the Company and the Executive have agreed to enter into this Agreement in connection with Company’s employment of the Executive.
     Therefore, the Executive agrees to be bound and restricted as provided for in this Agreement:
AGREEMENT
     1. The restrictions of this Agreement shall apply while the Executive is employed by the Company and for a period of twelve months after the termination of his employment for any reason. If the Executive breaches any provision of this Agreement, the period during which the restrictions of this Agreement apply shall be extended for an additional period equal to the period of the breach, plus an additional three (3) months.
     2. While the restrictions of this Agreement apply, the Executive is prohibited from engaging in any direct or indirect competition with the Company. The activities prohibited by this Agreement include but are not limited to:
     (a) Directly or indirectly accepting employment with, consulting with, or assisting any business that is involved with the sale, design, development, manufacture, production, repair or servicing of precision-engineered flow control equipment and the business of any other entity subsequently acquired by the Company (“Competitive Business”). This prohibition shall apply to any employment with, involvement in, or control of a Competitive Business, whether as an employee, owner, manager, sole proprietor, joint venturer, partner, shareholder, independent contractor, or in any other capacity. This prohibition shall not prevent the ownership of stock in a Competitive Business that is publicly traded, provided that (i) the investment is passive, (ii) the Employee has no other involvement with the corporation, (iii) the Employee’s ownership interest is less than one percent, and (iv) the Employee makes full disclosure to the Company of the stock ownership at the time the Employee acquires it.
     (b) Directly or indirectly diverting or influencing or attempting to divert or influence any business of the Company to a competitor.
     (c) Directly or indirectly seeking to influence, facilitate, or encourage any Company employee to leave its employ.
     3. The Executive acknowledges and agrees that the Company conducts business throughout the world. Accordingly, the restrictions outlined above shall be applicable and enforceable throughout the entire world where the Company conducts, has conducted or will conduct business in the future during his employment with the Company.
     4. The Executive acknowledges that his breach of this Agreement would cause immediate and irreparable harm to the Company. The Company shall be entitled to obtain immediate injunctive relief in the form of a temporary restraining order without notice, preliminary injunction, or permanent injunction against the Executive to enforce the terms of this Agreement. The Company shall not be required to post any bond or other security to obtain such injunctive relief from the courts.
     5. To the extent that any damages are calculable resulting from the breach of this Agreement by the Executive, the Company shall be entitled to recover those damages from the Executive, including prejudgment interest at ten percent (10%) per annum from the date of the breach. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event shall a damage recovery be considered a penalty or liquidated damages, but it shall be considered as measurable compensatory damages for the Executive’s breach of this Agreement.
     6. If the Executive breaches this Agreement, his right to any future payments pursuant to his employment agreement shall be forfeited as of the date of the breach, except to the extent that such forfeiture applies to benefits payable pursuant to a plan of the Company, if the forfeiture would violate the terms of such plan.
     7. If the Executive breaches this Agreement, the Company shall also be entitled to recover all costs of enforcement, including reasonable attorneys’ fees, all expenses of litigation, and court costs.
     8. This Agreement shall survive the termination of the Executive’s employment relationship with the Company and shall not be construed as limiting the Company’s right to terminate his employment at any time, subject to the terms of any written employment agreement in effect at the time of termination.
     9. No claim or cause of action that the Executive may have against the Company, whether for breach of contract or otherwise, shall be a defense to the enforcement of this Agreement against the Executive.

     10. The Executive acknowledges that all of the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate interests. If a court determines that any provision of this Agreement is too broad to be enforceable at law or in equity, the remaining terms shall remain unimpaired, and the unenforceable provision shall be deemed replaced by a provision that is valid and enforceable and that most clearly approximates the intention of the parties with respect to the enforceable provision, as evidenced by the remaining valid enforceable provisions.
     11. This Agreement shall be enforceable by the Company or any successor in interest.
     12. This Agreement may not be modified orally. Any modification of this Agreement must reflected in a written agreement approved by the Company’s Board and signed by the Executive and the members of the Board’s Corporate Governance and Nominating Committee.
     13. The Executive agrees to inform any prospective competing employer about the existence of this Agreement before accepting new employment and shall not agree, as a term of any new employment, that the new employer will defend the Executive or pay his attorneys’ fees in the event of a lawsuit brought by the Company to enforce the terms of this Agreement.
     14. This Agreement shall be construed to fulfill the purposes of the Agreement and shall not be construed in favor of or against either party. Subject to the preceding sentence, this Agreement shall be governed in all respects by the laws of the State of Texas.
     15. The Executive acknowledges that, contemporaneously with entering into his employment as President and Chief Executive Officer of the Company and executing this Agreement, he is receiving and will continue to receive from the Company highly confidential information relating to the business of the Company.
     16. To effectuate the provisions of Section 22 of the Employment Agreement, this Agreement may be enforced in the applicable courts of Dallas County, Texas or in any court where the Executive has breached or is alleged to have breached this Agreement. The Executive agrees to submit to the exclusive jurisdiction and venue of the applicable courts of Dallas County, Texas or in any county elected by the Company. Any action filed by the Executive shall not affect the enforceability of this provision, which shall govern.

FLOWSERVE CORPORATION

/s/ Charles M. Rampacek
By: Charles M. Rampacek
Title:Chairman of Corporate Governance &
Nominating Committee

EXECUTIVE

/s/ Lewis M. Kling